Exhibit 3.111

CERTIFICATE OF AMENDMENT

OF

CERTIFICATE OF INCORPORATION

OF

ARKWIN INDUSTRIES, INC.

Under 805 of the

New York Business Corporation Law

Pursuant to the provisions of Section 805 of the New York Business Corporation Law, the undersigned, Vice President and Secretary hereby certify:

FIRST: The name of the Corporation is Arkwin Industries, Inc.

SECOND: That the Certificate of Incorporation was filed by the Department of State, Albany, New York on the 7th day of November, 1951.

THIRD: That the amended Certificate of Incorporation of the Corporation was filed by the Department of State, Albany, New York on the 4th day of November, 1981.

FOURTH: That the Amendment to the Certificate of Incorporation effected by this Certificate is as follows:

Article Fourth of the Certificate of Incorporation relating to the authorized stock of two hundred (200) shares with no par value, of which two hundred (200) shares are now issued and outstanding of the Corporation is hereby amended as follows:

FOURTH: The number of shares authorized are one thousand two hundred (1,200.00) no par value; Class A consisting of 200 shares of Common Stock and Class B consisting of 1,000 shares of non-voting Common Stock.

FIFTH: That each of the 200 shares of Common Stock now issued and outstanding shall be converted into Class A Common Stock no par value.

SIXTH: That one thousand shares of Class B non-voting common stock be issued.

The adoption of said Amendment of the Certificate of Incorporation of the Corporation was duly adopted first by the Board of Directors followed by unanimous written consent of the sole shareholder of the Corporation.

IN WITNESS where of, we have hereunto set our names and affirm that the statements made herein are true under penalties of perjury, this 2nd day of June, 1999.